Exhibit 10.6

600 Lexington Avenue, 6th Floor, New York, NY 10022 Phone: 212.759.4433 Fax: 212.759.5532 www.alvarezandmarsal.com

September 15, 2008

Lehman Brothers Holdings, Inc.

745 Seventh Avenue
New York, NY 10019

Dear Sir/Madam:

This letter confirms and sets forth the terms and conditions, subject to the approval of the Bankruptcy Court, of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and Lehman Brothers Holdings, Inc. (the “Company”), including the scope of the services to be performed and the basis of compensation for those services.  Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M.

1.             Description of Services

a.                                       Personnel.  In connection with this engagement, A&M shall make available to the Company and its subsidiaries:

(i)                                     Bryan P. Marsal to serve as the Chief Restructuring Officer (the “CRO”); and

(ii)                                  upon the mutual agreement of A&M and the Board of Directors of the Company (the “Board”), such additional personnel (who may be employees of affiliates of A&M which affiliates are wholly-owned by A&M’s parent company and employees) as are necessary to assist in the performance of the duties set forth in clause 1.b below (the “Additional Personnel”).  Up to two of such Additional Personnel shall be designated by the Company as executive officers (the “Additional Officers”).

b.                                      Duties.

(i)                                     The CRO, together with any Additional Personnel, in cooperation with the Chief Executive Officer of the Company (the “CEO”), shall perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, provided by the Company to its creditors, including without limitation its short and long-term projected cash flows;

(ii)           The CRO and any Additional Personnel shall assist in asset sales, the identification of cost reduction and operations improvement opportunities;

(iii)          The CRO and any Additional Personnel shall assist the CEO in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company’s various business lines;

(iv)          The CRO shall serve as the principal contact with the Company’s creditors with respect to the Company’s financial and operational matters; and

(v)           The CRO and any Additional Personnel shall perform such other services in connection with the restructuring process as reasonably requested or directed by the Board, the CEO, and other authorized Company personnel.

c.                                       Reporting.  The CRO and any Additional Personnel shall report to the CEO and to the Board.

d.                                      Employment by A&M.  The CRO and any Additional Personnel will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement.  With respect to the Company, however, the CRO and any Additional Officers shall operate under the direction of the Board and A&M shall have no liability to the Company for any acts or omissions of such persons other than caused by their gross negligence or willful misconduct.  The CRO shall not undertake another client engagement for six (6) months from the date hereof.  To the extent required to provide the services hereunder, the Additional Officers will devote all of their business time to the business and affairs of the company but it will not be a breach of the foregoing for them to attend to administrative matters of A&M.

e.                                       Projections; Reliance; Limitation of Duties.  You understand that the services to be rendered by the CRO and any Additional Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements.  In addition, the CRO and any Additional Personnel will be relying on information provided by other members of the Company’s management in the preparation of those projections and other forward-looking statements.  Neither the CRO, any Additional Personnel nor A&M makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents.  Further, neither the CRO, and any Additional Personnel nor A&M assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such officer assists in formulating and presenting to the Board, and the CRO and any Additional Personnel shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

2.             Compensation

a.                                       A&M will be paid by the Company for the services of the CRO and any Additional Personnel at the following hourly billing rates.  The hourly billing rate for the CRO is $850.  The current hourly billing rates for other A&M personnel, based on the position held by such A&M personnel in A&M, are:

i.	Managing Director	$550 - 850
ii.	Director	$450 - 600
iii.	Associate	$300 - 450
iv.	Analyst	$175 - 300

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

b.                                      In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CRO and any Additional Personnel, and if applicable, other A&M personnel, incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges.  In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its outside counsel incurred in connection with the preparation, negotiation, enforcement and approval of this Agreement.  All fees and expenses due to A&M will be billed on a monthly basis or, at A&M’s discretion, more frequently.

c.                                       The Company shall promptly remit to A&M a retainer in the amount of $2,500,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

d.                                      The Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services hereunder, in addition to the compensation set forth above.  To establish such incentive compensation (the “Incentive Fee”), A&M and the Company will seek to reach agreement within ninety (90) days from the date hereof on the amount of such Incentive Fee and the terms on which it shall be payable.

3.             Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days’ written notice to the other party.  A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue to represent the Company, or unless other just cause exists.  After notice of termination by the Company, A&M will provide services as reasonably requested by the Company in connection with the restructuring process for up to thirty (30) days.  In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).  If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the Incentive Fee upon the occurrence of the event to be agreed upon if such event occurs within nine (9) months of the termination.  The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M.  Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8.  For purposes of this Agreement, “Cause” shall mean if (i) the CRO or any of the Additional Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CRO or any of the Additional Personnel willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of A&M’s or the CRO or any of the Additional Personnel material obligations under this Agreement which is not cured within 30 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach.  For purposes of this Agreement, termination for “Good Reason” shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach.

4.             No Audit, Duty to Update.

It is understood that the CRO, any Additional Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.  They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company.  The CRO, any Additional Personnel and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.

5.             No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates.  The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except to Company counsel or as required by law.

6.             Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware.  Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company.  In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.  Each of the Companies acknowledges and agrees that the services being provided hereunder are being provided on behalf of each of them and each of them hereby waives any and all conflicts of interest that may arise on account of the services being provided on behalf of any other Company.  Each Company represents that it has taken all corporate action necessary and is authorized to waive such potential conflicts of interest.

7.             Confidentiality / Non-Solicitation.

The CRO, and Additional Personnel and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement.  All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.  Except as specifically provided for in this letter, the Company on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M who worked on this engagement while employed by A&M (“Solicited Person”).  Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee.  The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

8.             Indemnification.

The Company shall indemnify the CRO and all Additional Personnel to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CRO or Additional Personnel.  The Company shall use its reasonable best efforts to cover the CRO and each Additional Officer under the Company’s existing director and officer liability insurance policy.  If such insurance is obtained, a Certificate of Insurance evidencing such coverage shall be furnished to A&M and the Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy.  If such insurance is obtained, the Company shall also maintain such insurance coverage for the CRO and each Additional Officer for a period of not less than two years following the date of the termination of such officer’s services hereunder.  The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CRO’s or any Additional Officer’s rights hereunder.  The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

9.             Miscellaneous.

This Agreement shall (together with the attached indemnity provisions be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto.  The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder.  The Company and A&M agree that the Bankruptcy Court having jurisdiction over the Company’s Chapter 11 case (or any case into which it may be converted) shall have exclusive jurisdiction over any and all matters arising under or in connection with their obligations hereunder.  Notwithstanding anything herein to the contrary, A&M may reference or list the Company’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

The next page is the signature page.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By:	/s/ Bryan P. Marsal
Bryan P. Marsal
Managing Director

Accepted and Agreed:

Lehman Brothers Holdings, Inc.

By:	/s/ Steven Berkenfeld
	Name:	Steven Berkenfeld
	Title:	Vice President

INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated September 15, 2008 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal North America, LLC (“A&M”) and Lehman Brothers Holdings, Inc. (the “Company”), for services to be rendered to the Company by A&M.

A.            The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.  The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B.            These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.  In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

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C.            If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action.  The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise.  Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor.  If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor.  Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense.  The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

D.            In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E              The Company and A&M shall seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of

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such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court.  The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F              The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

LEHMAN BROTHERS HOLDINGS, INC.		ALVAREZ & MARSAL NORTH AMERICA, LLC

By:	/s/ Steven Berkenfeld	By:	/s/ Bryan P. Marsal
	Name: Steven Berkenfeld		Bryan P. Marsal, Managing Director
Title: Vice President

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